Exhibit 10.1

Marten Transport, Ltd.

Named Executive Officer Compensation

On May 6, 2025, the Company’s Compensation Committee approved the reinstatement of the base salaries for each of the Company’s named executive officers listed below and an increase of the base salary of James Hinnendael from $412,000 to $450,000, retroactive to April 7, 2025. Effective April 7, 2025, the named executive officers will receive the following annual base salaries in the listed positions:

Name and Position as of May 6, 2025	Former Temporary Base Salary	Base Salary Effective April 7, 2025

Randolph L. Marten	$756,650	$818,000
(Executive Chairman)
Timothy M. Kohl	$694,675	$751,000
(Chief Executive Officer)
James J. Hinnendael	$381,100	$450,000
(Executive Vice President and Chief Financial Officer)
Douglas P. Petit	$370,925	$401,000
(President)
Adam D. Phillips	$294,500	$310,000
(Executive Vice President and Chief Operating Officer)
Randall J. Baier	$285,000	$300,000
(Executive Vice President and Chief Technology Officer)